Exhibit 99.2

CELEBRATE FREEDOM, CELEBRATE AMERICA! AMERICAN REBEL LIGHT BEER-FREE SHIPPING THROUGH JUNE 30TH TO HONOR THE FOURTH OF JULY AND AMERICA’S BIRTHDAY!

Stock up on “Rebel Light” prior to the Fourth of July—Free Shipping Ends June 30th!

America’s Fastest Growing Beer – American Rebel Light now shipping to more than 40 states across the U.S.A.

Nashville, TN, June 12, 2025 (GLOBE NEWSWIRE) -- American Rebel Holdings, Inc. (NASDAQ: AREB), through its American Rebel Beverages subsidiary and America’s Patriotic Beer – American Rebel Light Beer ( www.americanrebelbeer.com ) proudly announces, just in time for summer celebrations, a limited-time Free Shipping offer now through June 30th. Customers can order directly from http://shop.americanrebelbeer.com/ ..

Raise a Cold One to the Red, White, and Blue!

Independence Day is just around the corner, and there’s no better way to celebrate freedom than with America’s Patriotic Beer — American Rebel Light Beer! Whether you’re grilling, launching fireworks, or simply raising a toast to liberty, make sure you’ve got American Rebel Light Beer on hand. Time to stock up on American Rebel Light Beer—a better-for-you, all-natural light lager made for freedom-loving Americans.

“There’s no better way to celebrate America’s birthday than with a cold can of American Rebel Light Beer,” said Andy Ross, CEO of American Rebel Holdings, Inc. “ This is more than just a beer—it’s a salute to our country, our Constitution, and those who protect our freedom. Raise a “Tall Boy” and toast to the red, white, and blue!”

Order Now!

Freedom Delivered to Your Door—Online Sales Are Soaring!

Patriotic Americans nationwide are stocking up as online sales rapidly increase. This better-for-you, all-natural light lager represents everything we stand for—and now, it’s easier than ever to get your beer of freedom delivered straight to your doorstep!

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Limited-Time Free Shipping—Order Now Before June 30th!

This exclusive free shipping offer is available through June 30th, making it effortless to prepare for Fourth of July celebrations. Join the movement and drink to independence—because every sip is a salute to the land of the free!

Stock up now at shop.americanrebelbeer.com and toast to freedom this Fourth of July!

With delivery now available to over 40 states, American Rebel Light Beer is making it easy to celebrate America anywhere this summer. With strong consumer engagement and nationwide accessibility, American Rebel Light Beer continues to build momentum. Order your American Rebel Light Beer now at shop.americanrebelbeer.com

States we ship to:

AZ, CA, CO, CT, DC, DE, FL, GA, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MN, MO, MT, NC, NV, NH, NJ, NM, NY, OH, OK, OR, PA, RI, TX, VT, WA, WV, WI, WY

About American Rebel Light Beer

American Rebel Light Beer is America’s Patriotic, God Fearing, Constitution Loving, National Anthem Singing, Stand Your Ground Beer.

American Rebel Light is more than just a beer—it’s a celebration of freedom, passion, and quality. Brewed with care and precision, our light beer delivers a refreshing taste that’s perfect for every occasion.

Since its launch in September 2024, American Rebel Light Beer has rolled out in Tennessee, Connecticut, Kansas, Kentucky, Ohio, Iowa, Missouri, North Carolina, Florida, Indiana and is adding new distributors and territories regularly. For more information about the launch events and the availability of American Rebel Beer follow us on our social media platforms.

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a domestic premium light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

For more information about American Rebel Light Beer follow us on social media @AmericanRebelBeer

For more information, visit americanrebelbeer.com

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About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Light Beer. The Company also designs and produces branded apparel and accessories.

To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations.

Watch the American Rebel Story as told by our CEO Andy Ross visit The American Rebel Story

Media Inquiries:

Matt Sheldon

Matt@Precisionpr.co

917-280-7329

American Rebel Holdings, Inc.

info@americanrebel.com

ir@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of our continued sponsorship of high profile events, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2025. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

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